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                            CERTIFICATE OF AMENDMENT
                                       OF
            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         LOCATEPLUS HOLDINGS CORPORATION

                                      * * *

     LocatePLUS Holdings Corporation (the "Corporation"), a corporation organized under the laws of the State of Delaware, DOES HEREBY CERTIFY:

First: That, at a meeting of the Board of Directors of the Corporation, the Board of Directors of the Corporation (i) adopted resolutions proposing an amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation to reclassify the shares of the Corporation's Class A Voting Common Stock, par value $0.01 per share, and Class B Non-voting Common Stock, par value $0.01 per share, as a single class of voting common stock, par value $0.01 per share,(ii) declaring said amendments to be advisable; and (iii) calling for the submission of such amendment to the stockholders of the Corporation for consideration thereof.

Second: That, in accordance with Section 211 of the General Corporation Law of the State of Delaware, the holders of the outstanding capital stock of the Corporation required to amend said Certificate voted, at the annual meeting of stockholders held on November 14, 2005, at which a quorum was present and voting, to approve such amendment. Pursuant to said vote, effective December 5, 2005, Article Fourth of the Corporation's Second Amended and Restated Certificate of Incorporation is hereby further amended by deleting the existing Article Fourth, and replacing it in its entirety with the following:

          FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Four Hundred Million (400,000,000) shares, consisting entirely of shares of Class A Common Stock, $0.01 par value per share (the "Common Stock").

               Each share of the Corporation's (i) Class B Non-voting Common Stock with a par value of $0.01 per share (the "Class B Non-voting Common Stock"), issued and outstanding immediately prior to the effectiveness of this Certificate of Amendment are hereby converted and reclassified into one share of the Corporation's Class A Common Stock, par value $0.01 per share.


Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Fourth: That this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of the Corporation shall be effective upon its filing with the Secretary of State of the State of Delaware.

                                      * * *

     IN WITNESS WHEREOF, said LocatePLUS Holdings Corporation has caused this Certificate of Amendment to be signed by Jon R. Latorella, its Chairman, Chief Executive Officer and President, this 2 day of December, 2005. LOCATEPLUS HOLDINGS CORPORATION

By:
       Jon  R.  Latorella,  President



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